Exhibit 10.6

AMENDMENT NO. 2 TO
LETTER AGREEMENT

This Second Amendment (the “Amendment”) to the letter agreement dated August 17, 2022, and as amended as of September 20, 2022 (the “Letter Agreement”) is made and entered into as of the 3rd day of October 2022 by and between ClimateRock (the “Company”) and Maxim Group LLC (“Maxim”). The Company and Maxim are herein collectively referred to as the “Parties” with each individually being a “Party.”

WITNESSETH:

Whereas, the Parties entered into that certain Letter Agreement; and

Whereas, the Parties desire to modify certain terms of the Letter Agreement, all as more fully described herein.

Now, therefore, in consideration of the foregoing and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to such terms in the Letter Agreement.

2.	Amendments.

Section 3(A) of the Letter Agreement is hereby replaced with the following:

A. If the Company Closes a Transaction(s) with a Target(s), during the Term, then the Company shall pay to Maxim, upon Closing of such Transaction(s), a a fee based upon the amount of cash the Company has in Trust immediately prior to consummation of the Transaction plus the amount of cash raised in connection with the consummation of the Transaction and/or contributed to the Transaction (the “Success Fee”),provided that no such fee shall be due if this Agreement is terminated for Cause in accordance with Section 2. If the amount of such cash is less than $50 million, Maxim’s fee shall be equal to $200,000 in cash and an additional $150,000 of common stock of the post-Transaction Company (the “Common Stock”). If the amount of such cash is equal to or greater than $50 million, then the Success Fee shall be $500,000 cash. If the amount of such cash is equal to or greater than $75 million, then the Success Fee shall be $500,000 cash and an additional $500,000 payable in either cash or Common Stock, at the option of the Company. The Common Stock shall be issued to Maxim Partners LLC, shall be valued at the same price per share/exchange ratio as in the definitive Transaction documentation, and it shall have unlimited piggyback registration rights. The Success Fee shall be paid upon the consummation of the Transaction.

3.	Reference to and Effect on the Letter Agreement. Except as specifically modified or amended by the terms of this Amendment, the Letter Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed. All references in the Letter Agreement to itself shall be deemed references to the Letter Agreement as amended hereby.

4.	Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall be deemed an original and all of which shall be deemed to be one and the same instrument.

5.	Governing Law. This Amendment shall be governed by the laws of New York without regard to principles of conflict of laws.

6.	Successors and Assigns. This Amendment shall be binding upon the parties and their respective successors and assigns.

7.	Headings. Headings in this Amendment are included for convenience of reference purposes only and shall not constitute a part of this Amendment for any other purpose.

In witness whereof, the Parties hereto have executed this Amendment as of the day and year first above written.

CLIMATEROCK

By:	/s/ Per Regnarsson
Name:	Per Regnarsson
Title:	Chief Executive Officer

MAXIM GROUP LLC

By:	/s/ Clifford A. Teller
Name:	Clifford A. Teller
Title:	Co-President

By:	/s/ Justin Rabinowitz
Name:	Justin Rabinowitz
Title:	Director, Investment Banking